                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13d-1(b)(c), AND (d)
                          AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-(2)(b)


                                (AMENDMENT NO. 2)


                              MKS INSTRUMENTS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   55306N 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ] Rule 13d-1(b)

    [ ] Rule 13d-1(c)

    [X] Rule 13d-1(d)

---------------------                                         ------------------
CUSIP No. 55306N 10 4                 13G                     Page 2 of  Page 11
---------------------                                         ------------------


--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        John R. Bertucci
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                   5      SOLE VOTING POWER

                          5,912,226
                   -------------------------------------------------------------
   NUMBER OF       6      SHARED VOTING POWER
    SHARES
 BENEFICIALLY             1,978,056
   OWNED BY        -------------------------------------------------------------
     EACH          7      SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                5,912,226
     WITH          -------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                          1,978,056
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        7,890,282
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        Not Applicable
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        20.74%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------
                     * See Instructions before filling out.

---------------------                                         ------------------
CUSIP No. 55306N 10 4                 13G                     Page 3 of  Page 11
---------------------                                         ------------------


--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Claire R. Bertucci
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                   5      SOLE VOTING POWER

                          5,552,946
                   -------------------------------------------------------------
   NUMBER OF       6      SHARED VOTING POWER
    SHARES
 BENEFICIALLY             1,978,056
   OWNED BY        -------------------------------------------------------------
     EACH          7      SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                5,552,946
     WITH          -------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                          1,978,056
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        7,531,002
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        Not Applicable
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        19.79%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------
                     * See Instructions before filling out.

---------------------                                         ------------------
CUSIP No. 55306N 10 4                 13G                     Page 4 of  Page 11
---------------------                                         ------------------


--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Richard S. Chute
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                   5      SOLE VOTING POWER

                          31,092
                   -------------------------------------------------------------
   NUMBER OF       6      SHARED VOTING POWER
    SHARES
 BENEFICIALLY             1,478,056
   OWNED BY        -------------------------------------------------------------
     EACH          7      SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                31,092
     WITH          -------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                          1,478,056
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,509,148
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        Not Applicable
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.97%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------
                     * See Instructions before filling out.

---------------------                                         ------------------
CUSIP No. 55306N 10 4                 13G                     Page 5 of  Page 11
---------------------                                         ------------------


--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas H. Belknap
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                   5      SOLE VOTING POWER

                          350
                   -------------------------------------------------------------
   NUMBER OF       6      SHARED VOTING POWER
    SHARES
 BENEFICIALLY             1,478,056
   OWNED BY        -------------------------------------------------------------
     EACH          7      SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                350
     WITH          -------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                          1,478,056
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,478,406
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        Not Applicable
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.88%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------
                     * See Instructions before filling out.

---------------------                                         ------------------
CUSIP No. 55306N 10 4                 13G                     Page 6 of  Page 11
---------------------                                         ------------------


Item 1(a).        Name of Issuer:

                  MKS Instruments, Inc.


ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Six Shattuck Road
                  Andover, MA  01810


ITEM 2(a).        NAME OF PERSON FILING:

                  John R. Bertucci; Claire R. Bertucci; Richard S. Chute; Thomas H. Belknap.


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address of the reporting persons is:

                           c/o MKS Instruments, Inc.
                           Six Shattuck Road
                           Andover, MA 01810


ITEM 2(c).        CITIZENSHIP:

                  Mr. and Mrs. Bertucci, Mr. Chute, and Mr. Belknap are citizens of the United States.


ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, no par value per share.


ITEM 2(e).        CUSIP NUMBER:

                  CUSIP No. 55306N 10 4

---------------------                                         ------------------
CUSIP No. 55306N 10 4                 13G                     Page 7 of  Page 11
---------------------                                         ------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
             Not Applicable.

             (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

             (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

             (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

             (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

             (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

             (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

             (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

             (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

             (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

             (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.      Ownership:

             The filing of this statement shall not be construed as an admission that any of the reporting persons are, for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owners of any securities covered under this Statement.

             (a)      Amount Beneficially Owned by John R. Bertucci  7,890,282
                      shares

             (b)      Percent of Class:  20.74%

             (c)      Number of Shares as to which John R. Bertucci has:

                      (i)      Sole power to vote or to direct the vote:
                               5,912,226 shares

                      (ii)     Shared power to vote or to direct the vote:
                               1,978,056 shares

                      (iii) Sole power to dispose or to direct the disposition of: 5,912,226 shares

---------------------                                         ------------------
CUSIP No. 55306N 10 4                 13G                     Page 8 of  Page 11
---------------------                                         ------------------


                      (iv) Shared power to dispose or to direct the disposition of: 1,978,056 shares

             (a)      Amount Beneficially Owned by Claire R. Bertucci
                      7,531,002 shares

             (b)      Percent of Class:  19.79%

             (c)      Number of Shares as to which Claire R. Bertucci has:

                      (i)      Sole power to vote or to direct the vote:
                               5,552,946 shares

                      (ii)     Shared power to vote or to direct the vote:
                               1,978,056 shares

                      (iii) Sole power to dispose or to direct the disposition of: 5,552,946 shares

                      (iv) Shared power to dispose or to direct the disposition of: 1,978,056 shares

             (a)      Amount Beneficially Owned by Richard S. Chute
                      1,509,148 shares

             (b)      Percent of Class:  3.97%

             (c)      Number of Shares as to which Richard S. Chute has:

                      (i)      Sole power to vote or to direct the vote:
                               31,092 shares

                      (ii)     Shared power to vote or to direct the vote:
                               1,478,056 shares

                      (iii) Sole power to dispose or to direct the disposition of: 31,092 shares

                      (iv) Shared power to dispose or to direct the disposition of: 1,478,056 shares

             (a)      Amount Beneficially Owned by Thomas H. Belknap
                      1,478,406 shares

             (b)      Percent of Class:  3.88%

             (c)      Number of Shares as to which Thomas H. Belknap has:

                      (i)      Sole power to vote or to direct the vote:
                               350 shares

                      (ii)     Shared power to vote or to direct the vote:
                               1,478,056 shares

                      (iii) Sole power to dispose or to direct the disposition of: 350 shares

                      (iv) Shared power to dispose or to direct the disposition of: 1,478,056 shares

---------------------                                         ------------------
CUSIP No. 55306N 10 4                 13G                     Page 9 of  Page 11
---------------------                                         ------------------

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [X].

            Mr. Richard S. Chute and Mr. Thomas H. Belknap have ceased to be beneficial owners of more than 5% of the class of securities.


ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            John R. Bertucci, Claire R. Bertucci, and certain of their family members, with respect to shares held by certain trusts, have the right to receive the dividends and proceeds from sales of shares held by such trusts.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            This Schedule 13G is being filed jointly pursuant to Rule 13d-1(k). As a result of the relationship among the Filing Persons described herein, some or all of the Filing Persons may be deemed to comprise a "group" within the meaning of Section 13 and the Rules promulgated thereunder. However, the Filing Persons deny such group status.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable


ITEM 10.    CERTIFICATION.

            Not applicable

---------------------                                         ------------------
CUSIP No. 55306N 10 4                 13G                     Page 10 of Page 11
---------------------                                         ------------------


                                   SIGNATURES


         After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2002

                                             /s/ John R. Bertucci
                                            ------------------------------------
                                            John R. Bertucci


                                             /s/ Claire R. Bertucci
                                            ------------------------------------
                                            Claire R. Bertucci


                                             /s/ Richard S. Chute
                                            ------------------------------------
                                            Richard S. Chute


                                             /s/ Thomas H. Belknap
                                            ------------------------------------
                                            Thomas H. Belknap